Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

April 30, 2015

MPG Holdco I Inc.

47659 Halyard Drive

Plymouth, MI 48170

Ladies and Gentlemen:

We have acted as counsel to MPG Holdco I Inc., a Delaware corporation (the “Company”), and the guarantors listed on Schedule 1 hereto (collectively, the “Covered Guarantors”) and Schedule 2 hereto (the “Other Guarantors” and together with the Covered Guarantors, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to $600,000,000 aggregate principal amount of 7.375% Senior Notes due 2022 (the “Exchange Notes”) of the Company. The Exchange Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 7.375% Senior Notes due 2022 issued on October 20, 2014 (the “Original Notes”), in accordance with the Registration Rights Agreement, dated as of October 20, 2014 (the “Registration Rights Agreement”), by and among the Company, the Guarantors and Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives for several initial purchasers (the “Exchange Offer”). The Registration Rights Agreement was executed in connection with the private placement of the Original Notes. The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture (the “Indenture”), dated as of October 20, 2014, among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Notes will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by the Guarantors pursuant to notations of guarantees attached to the Exchange Notes (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; (v) the Guarantees; and (vi) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.

We have also assumed for purposes of these opinions that: (i) each of the Other Guarantors and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has the requisite organizational and legal power and authority to enter into and perform its obligations under the Indenture and the Guarantees, as applicable; (ii) the execution, delivery and performance by each of the Other Guarantors and the Trustee of each of the Indenture and the Guarantees, as applicable, have been duly authorized by all necessary action on the part of each such entity; and (iii) each of the Indenture and the Guarantees, as applicable, has been duly and validly executed and delivered by such entity under the laws of the jurisdiction in which it is organized.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and the Exchange Offer, the Exchange Notes will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

2. When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and the Exchange Offer and when the Guarantees have been duly executed and delivered by the Guarantors, the Guarantees of each Guarantor will be validly issued and will constitute the legal, valid and binding obligations of the applicable Guarantor, enforceable against it in accordance with their terms.

Each opinion expressed above with respect to legality, validity, binding effect and enforceability is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate and limited liability company laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Schedule 1

Covered Guarantors

ASP Grede AcquisitionCo LLC

ASP Grede Intermediate Holdings LLC

ASP HHI Acquisition Co., Inc.

ASP HHI Holdings, Inc.

ASP HHI Intermediate Holdings II, Inc.

ASP HHI Intermediate Holdings, Inc.

ASP MD Holdings, Inc.

ASP MD Intermediate Holdings II, Inc.

ASP MD Intermediate Holdings, Inc.

Bearing Holdings, LLC

Citation Lost Foam Patterns, LLC

Cloyes Acquisition Company

Cloyes Gear Holdings, LLC

Forging Holdings, LLC

Gearing Holdings, LLC

Grede Holdings LLC

Grede II LLC

Grede LLC

Grede Machining LLC

GSC RIII – Grede Corp.

Hephaestus Holdings, LLC

HHI Forging, LLC

HHI Formtech Holdings, LLC

HHI Formtech, LLC

HHI Funding II, LLC

HHI Holdings, LLC

Impact Forge Group, LLC

Impact Forge Holdings, LLC

Jernberg Holdings, LLC

Jernberg Industries, LLC

Kyklos Bearing International, LLC

Kyklos Holdings, LLC

MD Investors Corporation

Metaldyne BSM, LLC

Metaldyne M&A Bluffton, LLC

Metaldyne Performance Group Inc.

Metaldyne Powertrain Components, Inc.

Metaldyne Sintered Ridgway, LLC

Metaldyne SinterForged Products, LLC

Metaldyne, LLC

Punchcraft Machining and Tooling, LLC

Shop IV Subsidiary Investment (Grede), Inc.

Schedule 2

Other Guarantors

Cloyes Gear and Products, Inc.

Grede Wisconsin Subsidiaries LLC

The Mesh Company, LLC.

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